CERTIFICATE OF FORMATION

OF

CCB INDIANA, LLC

    1.        The name of the limited liability company is CCB Indiana, LLC.

    2.        The address of its registered office n the Sate of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CCB Indiana, LLC this 14th day of August, 2003.

CCB KENTUCKY, LLC

By: /s/ Deanna C. Ranck Deanna C. Ranck Authorized Person